Exhibit 23.2


   The Board of Directors
   Thermo TerraTech Inc.:


   We consent to the inclusion herein of our report dated April 29, 1994, with respect to the consolidated balance sheets of Remediation Technologies, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended.




                                        Nardella & Taylor




   Lexington, Massachusetts
   January 12, 1996













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